Exhibit 10.90

Summary of Compensation for Executive Officers

The executive officers of Cheniere Energy, Inc. (“Cheniere” or “Company”) are “at will” employees and none of them has an employment or severance agreement except, as noted below, in limited circumstances with respect to local foreign practice where employment agreements are required under the laws of foreign countries where an executive officer works.1 The written and unwritten arrangements under which Cheniere’s executive officers are compensated include:

•	a base salary, reviewed annually by the Compensation Committee of the Board of Directors of Cheniere;

•

an annual incentive awards pursuant to the 2007 Incentive Compensation Plan (the “2007 Incentive Plan”) and the 2008 – 2010 Incentive Compensation Plan (the “2008 Incentive Plan”) for members of the Executive Committee and other key employees;

•	eligibility for awards under Cheniere’s Amended and Restated 2003 Stock Incentive Plan, as determined by the Compensation Committee; and

•	a broad-based benefits package offered to all employees, including medical, dental and vision benefits and long-term disability, life, accidental death and dismemberment and voluntary life insurance.

Annual Incentive Awards

At the beginning of 2007, the Section 162(m) Subcommittee (the “Subcommittee”) of the Compensation Committee (the “Compensation Committee) of Cheniere’s Board of Directors established the performance goals, the performance period and the maximum pay-outs for the Company’s executive officers for the 2007. Subsequently, on May 25, 2007, the Subcommittee adopted the 2007 Incentive Plan and the 2008 – 2010 Incentive Plan and the forms of phantom stock grant agreements and established the number of shares of phantom stock to be granted to each executive officer for each of the 2007, 2008, 2009 and 2010. A summary of the 2007 Incentive Plan and 2008 – 2010 Incentive Plan is described in the Summary Terms for the Cheniere Energy, Inc. Incentive Compensation Plan for Executive Committee Members and Other Key Employees attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 1, 2007.

2007 Incentive Plan. Pursuant to the 2007 Incentive Plan, the phantom stock granted to the executive officers for the 2007 performance period was payable in equal shares of the Company’s common stock if a stock price hurdle of $33.57 was met for the performance period from January 1, 2007 through December 31, 2007. The achievement of the 2007 stock price hurdle was determined by averaging the closing price of the Company’s common stock as reported on the American Stock Exchange for the last 20 trading days of the 2007 performance period.

[1]

Jean Abiteboul, located in our French office, has an employment agreement with a subsidiary of Cheniere. The agreement is for an unlimited term and may be terminated by the subsidiary or Mr. Abiteboul upon three months prior notice. The agreement provides for compensation substantially similar to the arrangements described above for Cheniere’s other executive officers.

The average closing price of the Company’s common stock for the last 20 days of the 2007 performance period was $33.62 and, on January 11, 2008, the Subcommittee certified that the stock price hurdle of $33.57 had been achieved for the 2007 performance period. Accordingly, the phantom stock issued pursuant to the 2007 Incentive Plan vested and became payable in equal shares of the Company’s common stock. On January 18, 2008, each executive officer received one share of the Company’s common stock for each share of phantom stock granted to the executive officer. Also, on January 11, 2008, the Compensation Committee approved base salary increases for all of Cheniere’s executive officers, effective as of January 16, 2008. The following table sets forth the 2008 annual base salary and the amount of phantom stock that vested under the 2007 Incentive Plan for each of the executive officers:

Executive Officer	2008 Annual Base Salary		No. of Shares of 2007 Phantom Stock Vested
Charif Souki Chairman and Chief Executive Officer	$600,540		100,000

Stanley C. Horton President and Chief Operating Officer	$464,010		66,000

Walter L. Williams Vice Chairman	$272,820		37,000

Don A. Turkleson Senior Vice President and Chief Financial Officer	$272,820		37,000

H. Davis Thames Senior Vice President, Marketing	$272,820		25,000

Jonathan S. Gross Senior Vice President, Exploration	$272,820		37,000

Zurab S. Kobiashvili Senior Vice President and General Counsel	$272,820		37,000

David B. Gorte Senior Vice President and Chief Risk Officer	$272,820		37,000

Jean Abiteboul	$334,544	[2]	37,000
Senior Vice President - International

Stuart J. Wagner Senior Vice President – Corporate Development	$272,820		37,000

Robert K. Teague Vice President – Pipeline Operations	$215,120		25,000

2008 – 2010 Incentive Plan. For the 2008, 2009 and 2010 performance periods, the executive officers’ annual incentive awards may include a cash pool in addition to the grants of phantom stock. For the 2008, 2009 and 2010 performance periods, in the event the Company’s earnings before taxes and depreciation (“EBTD”) for the respective fiscal year, taking into account any bonus accruals, is greater than 75% of the budget approved by Cheniere’s Board of Directors for the applicable fiscal year (the “EBTD Hurdle”), the Subcommittee, in its sole discretion, may fund a cash pool, in an amount equal to 3% of EBTD for the year and allocate

[2]	Represents the US dollar equivalent of 229,140 Euros based on an exchange rate of 1.46 as of December 31, 2007.

payments to executive officers. No later than 90 days after the beginning of each plan year, the Subcommittee will approve the allocation of the maximum amount of payments that can be awarded from the cash pool to the executive officers. On January 11, 2008, the Subcommittee determined that the cash pool (if any) for 2008 would be allocated among the executive officers, as set forth below.

2008 Allocation of Cash Pool

Position	Maximum Percentage of Allocation of Cash Pool
Chairman and Chief Executive Officer	20%
President and Chief Operating Officer	14%
Vice Chairman and Senior Vice Presidents	7%
Other key employees	5%

Payments from the cash pool will be made following the end of the respective performance period. No executive officer may be awarded a payment that exceeds the specified percentage for his or her position with the Company. The Subcommittee retains the discretion to decrease, but not increase, the amount of the cash pool payable to any executive officer following the end of the plan year, provided that the amount of a discretionary decrease (if any) may not be reallocated and used to increase another executive officer’s payment. The executive officers only become entitled to payment if they are employed by the Company or any of its subsidiaries on the date of the Subcommittee’s certification that the EBTD Hurdle has been achieved. The executive officers will be paid within 10 business days following such certification of the EBTD Hurdle by the Subcommittee.

On May 25, 2007, the Subcommittee also established the stock price hurdles for each of the 2008, 2009 and 2010 performance periods and the number of shares of phantom stock to be granted to the executive officers for the three-year period, as set forth below.

Stock Price Hurdles

2008 – 2010 Incentive Compensation Plan

Performance Period	Stock Price Hurdle
2008 Performance Period – 1/1/08 to 12/31/08	$42.00
2009 Performance Period – 1/1/09 to 12/31/09	$50.00
2010 Performance Period – 1/1/10 to 12/31/10	$60.00

Phantom Stock Grants

2008 – 2010 Incentive Compensation Plan

Position	Aggregate Number of Shares of Phantom Stock
Chairman and Chief Executive Officer	300,000
President and Chief Operating Officer	198,000
Vice Chairman and Senior Vice Presidents	111,000
Other key employees	75,000

One-third of the Phantom Stock will be paid out in equal shares of the Company’s common stock upon achievement of the applicable stock price hurdle. Achievement of the stock price hurdle will be determined by averaging the closing price of the Company’s common stock as reported on the American Stock Exchange for the last 20 trading days of the respective performance period. If the stock price hurdle is not met for the applicable performance period, the phantom stock for the applicable performance period may be payable for any future performance period provided the stock price hurdle applicable to such future performance period is achieved. Notwithstanding the foregoing, no shares of phantom stock will be payable for a stock price hurdle achieved after the end of the 2010 performance period. At the Subcommittee’s sole discretion, an executive officer may receive cash in lieu of the Company’s common stock for all or a portion of the phantom stock. The executive officers will only become entitled to receive shares of the Company’s common stock, or cash in lieu of Company common stock, if they are employed by the Company or any of its subsidiaries on the date of the Subcommittee’s certification that the applicable stock price hurdle has been achieved, or earlier, on the date of a change of control of the Company. The executive officers will be paid within 10 business days following such certification of achievement of the stock price hurdle. In the event of a change of control of the Company as defined in the 2003 Plan, phantom stock will be payable if, as applicable, (i) the consideration to be paid to stockholders for each share of the Company’s common stock in connection with such change of control is equal to or exceeds the applicable stock price hurdle or (ii) the closing price of the Company’s common stock as reported on the American Stock Exchange on the effective date of such change of control is equal to or exceeds the applicable stock price hurdle. If an executive officer’s employment with the Company is terminated for any reason, any phantom stock that is not payable on the date of such termination will be automatically forfeited to the Company.